Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-79225 and 333-51034) pertaining to the Corinthian Colleges, Inc. 1998 Performance Award Plan, (Form S-8 No. 333-51032) pertaining to the Corinthian Colleges, Inc. Employee Stock Purchase Plan, (Form S-8 Nos. 333-115763 and 333-131800) pertaining to the Corinthian Colleges, Inc. 2003 Performance Award Plan, (Form S-8 No. 333-117889) pertaining to the Corinthian Colleges, Inc. Executive Deferral Plan, and (Form S-8 No. 333-124955) pertaining to the Corinthian Colleges, Inc. 2004 New-Hire Award Plan with respect to the financial statements of Heald Capital, LLC and Subsidiary included in the Current Report (Form 8-K/A) filed with the Securities and Exchange Commission on March 22, 2010.

/s/ Almich & Associates

Lake Forest, California

March 18, 2010